Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Record Fourth Quarter Net Revenues of $1.155 Billion
and Operating Income of $124.4 Million

- All Reportable Segments Saw Continued Improvement to
Industry Leading Adjusted EBITDAR Margins on a Same-Store Basis -

WYOMISSING, PA (February 7, 2019) - Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced financial results for the three months and year ended December 31, 2018 and established 2019 first quarter and full year guidance. The financial results for the three months and year ended December 31, 2018 reflect the acquisition of Pinnacle Entertainment, Inc. (“Pinnacle”) on October 15, 2018 (and the divestiture of four Pinnacle properties simultaneous with the completion of the transaction).

Timothy J. Wilmott, Chief Executive Officer, commented: “I am pleased to report that Penn National beat guidance for the fourth quarter, with improvements across the board in our principal financial metrics. These results were driven by contributions from the Pinnacle acquisition and continued growth in our same-store portfolio of properties.”

2018 Fourth Quarter Financial Highlights:

•	Net revenues of $1.155 billion, an increase of $386.3 million, driven primarily by contributions from the Pinnacle acquisition;

•	Operating income of $124.4 million, an increase of $97.6 million, with a net loss of $42.0 million, driven largely by one-time transaction costs associated with the Pinnacle acquisition;

•
Adjusted EBITDAR of $323.9 million, an increase of $124.8 million, driven by a $113.0 million contribution from the Pinnacle acquisition and growth of $11.8 million, or 5.9%, in the Company’s same-store portfolio of properties;

•
Adjusted EBITDAR margins increased by 210 basis points to 28.0%; the Company’s same-store Adjusted EBITDAR margin increased by 150 basis points to 27.4%, with 17 of 23 gaming operations delivering improved same-store margins;

•	Adjusted EBITDA, after Lease Payments of $133.5 million; and

•
Traditional debt increased by $1.36 billion during the quarter, principally as a result of the additional debt incurred to partially finance the Pinnacle acquisition and a $100.0 million draw on our revolving credit facility to finance our acquisition of Margaritaville Resort Casino (“Margaritaville”) on January 1, 2019. As of December 31, 2018, on a pro forma basis for the acquisitions of Pinnacle and Margaritaville, our traditional net debt ratio was 3.12x and gross and net leverage inclusive of master lease obligations were 6.12x and 5.87x, respectively.

“The fourth quarter marked the end of a transformational year for Penn National,” continued Mr. Wilmott. “With the closing of our acquisition of Pinnacle in October, we added over 10,000 new team members and 12 gaming properties to what was already the industry’s leading regional gaming portfolio. In addition, we obtained the approvals for our acquisition of Margaritaville in Bossier City, Louisiana in the fourth quarter, and we announced our acquisition of Greektown Casino-Hotel (“Greektown”) in Detroit, Michigan, which will expand our operating base to 42 facilities in 19 jurisdictions following receipt of all remaining customary approvals. Both transactions are expected to be immediately accretive to operating results upon closing.

Pinnacle Integration Update

“As anticipated, we remain well on pace to achieve our two-year, $100 million run rate cost synergy target, with a run rate of $50 million anticipated in 2019 and an additional $50 million expected by the end of 2020,” continued Mr. Wilmott. “We have begun to focus on revenue synergies and plan for initiatives to commence in late-2019. We currently anticipate incremental Adjusted EBITDAR associated with revenue synergies related to Pinnacle to be in the range of $15-$20 million. The majority of those synergies should be realized in 2020 and early 2021. As noted in the tables below, Penn National incurred significant one-time transaction costs and charges in the 2018 fourth quarter. We anticipate our transition-related expenses to stabilize as we complete our integration efforts later this year,” said Mr. Wilmott.

Strong M&A and Expansion Opportunities

“On January 1st, we completed the acquisition of the operations of Margaritaville for total consideration of $115 million and welcomed their nearly 1,000 team members to Penn National,” continued Mr. Wilmott. “The transaction was financed with incremental borrowings under our Company’s revolving credit facility with the purchase price representing a multiple of approximately 5.0x trailing twelve months adjusted earnings before interest, taxes, depreciation, amortization, and management fees for the period ended December 31, 2018. We expect the purchase multiple will be reduced to below 4.5x based on projected operating synergies and cost savings. Simultaneous with the closing of the transaction, Penn National entered into a triple net lease agreement with VICI Properties Inc. (VICI: NYSE) (“VICI”) for the Margaritaville facility (the “Margaritaville Lease”).

“In November, we announced another accretive transaction in combination with VICI for the acquisition of the operations of Greektown for approximately $300 million,” continued Mr. Wilmott. “We are excited to be entering the Detroit market, which is the beneficiary of billions of dollars of new investments in the city’s residential, commercial, entertainment and cultural center, all of which are driving new residents, businesses, tourists and employment to the downtown area. The transaction will be financed with a combination of cash on hand and debt. The waiting period for Hart Scott Rodino antitrust review has expired and we are targeting a second quarter closing of this acquisition, subject to state regulatory approvals.

“Meanwhile, in Pennsylvania, our development efforts continue on our planned $120 million Hollywood Casino York and the $111 million Hollywood Casino Morgantown developments,” continued Mr. Wilmott. “The Pennsylvania Gaming Control Board (“PGCB”) has held the local community impact hearing for the casino in York and has set March 4th for the community hearing on our Morgantown project. Meanwhile we are working with local government officials on the necessary local permits and approvals for the development of the projects. The construction timetable for both facilities is anticipated to be approximately 12-18 months following receipt of all requisite approvals, including final licensing by the PGCB,” said Mr. Wilmott.

Return of Capital

“Finally, in December, the Company repurchased approximately 2.3 million shares at an average price per share of $21.74 for a total of $50 million,” said Mr. Wilmott. “This was conducted under the Company’s $100 million share repurchase program that expired on February 1, 2019. Our Board of Directors approved a new $200 million share repurchase program that is in effect until December 31, 2020. The new authorization reflects our confidence in the Company’s growing free cash flow from operations and is consistent with our historical practice of providing management the flexibility to allocate capital to share repurchases, debt reduction, and/or accretive transactions,” said Mr. Wilmott.

Near Term Focus

“As we head into 2019, we’ll be principally focused on completing the integration of Pinnacle and our latest acquisitions, with a goal of creating a new organization that capitalizes on the talents and strengths of all of our team members, while continuing to generate significant free cash flow for our shareholders,” concluded Mr. Wilmott.

Summary of Fourth Quarter Results

	For the three months ended December 31,
(in millions, except per share data, unaudited)	2018 Actual	2018 Guidance (1)	2017 Actual
Net revenues	$1,155.3	$1,149.1	$769.0
Net loss	$(42.0)	$(48.8)	$(338.1)

Adjusted EBITDAR (2)	$323.9	$318.4	$199.1
Less: Lease Payments (2)	(190.4)	(189.7)	(114.5)
Adjusted EBITDA, after Lease Payments (2)	$133.5	$128.7	$84.6

Diluted loss per common share	$(0.37)	$(0.40)	$(3.72)

(1)	As provided by Penn National on November 1, 2018.

(2)
In the fourth quarter 2018, in connection with the Pinnacle acquisition, we began utilizing Adjusted EBITDAR instead of Adjusted EBITDA. The difference between Adjusted EBITDAR and Adjusted EBITDA is the exclusion of rent expense associated with the triple net operating lease of our Meadows Racetrack and Casino (the “Meadows Lease”) with Gaming and Leisure Properties, Inc. (GLPI: Nasdaq) (“GLPI”), a real estate investment trust (“REIT”). During the first quarter 2018, the Company changed its definition of Adjusted EBITDA to exclude pre-opening and acquisition costs and the variance between budget and actual expense for cash-settled stock-based awards. In connection with these changes, we have reclassified our prior period results, where applicable, to conform to the current period presentation. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDAR; Lease Payments; and Adjusted EBITDA, after Lease Payments. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

Review of 2018 Fourth Quarter Results vs. Guidance

	For the three months ended December 31, 2018
(in millions, unaudited)	Pre-tax	Post-tax
Loss, per guidance (1)	$(56.6)	$(48.8)

Adjusted EBITDAR variances:
Favorable performance of properties	4.5	3.4
Other, mainly due to corporate overhead	1.0	0.8
Total Adjusted EBITDAR variances	5.5	4.2

Other favorable (unfavorable) variances:
Interest expense	8.5	6.6
Rent expense associated with triple net operating lease (2)	1.7	1.3
Depreciation and amortization	(26.6)	(20.5)
Cash-settled stock-based awards	18.3	14.1
Impairment losses	(34.3)	(26.4)
Pre-opening and acquisition costs	(6.7)	(5.1)
Loss on early extinguishment of debt	8.8	6.8
Other	(4.2)	(3.3)
Income taxes	—	29.1
Loss, as reported	$(85.6)	$(42.0)

(1)	As provided by Penn National on November 1, 2018

(2)	During the three months ended December 31, 2018, the Company’s only triple net operating lease was the Meadows Lease.

Financial Guidance for the 2019 First Quarter and Full Year
The Company’s first quarter and full year guidance targets reflect the anticipated impacts of several items, including the ongoing bridge work in Lake Charles, Louisiana and the hotel and casino expansion at Monarch Casino in Black Hawk, Colorado. In addition, the table below is inclusive of projected results from Margaritaville, which was acquired on January 1, 2019, but does not yet include the projected results of Greektown. Finally, the guidance is based on the following assumptions:

•	Corporate overhead expenses, which is net of allocations to our properties, of $98.6 million, with $24.7 million to be incurred in the first quarter;

•	Depreciation and amortization charges of $398.8 million, with $102.8 million in the first quarter;

•
Lease payments (which continue to be fully tax deductible) to our REIT landlords under our triple net leases of $839.4 million, with $209.8 million in the first quarter. This includes projected full escalator payments of $0.9 million under our existing triple net master lease with GLPI (the “Penn Master Lease”), $0.7 million under the triple net master lease with GLPI, which we assumed and amended as a part of the Pinnacle acquisition (the “Pinnacle Master Lease” and collectively with the Penn Master Lease, the “Master Leases”) and $0.2 million under the Meadows Lease;

•	Maintenance capital expenditures of $188.4 million, with $27.8 million in the first quarter;

•
Project capital expenditures for Hollywood Casino York and Hollywood Casino Morgantown of $15.0 million and $21.5 million, respectively, with $0.7 million of spend in the first quarter for each facility;

•	Cash interest on traditional debt of $126.0 million, with $38.5 million in the first quarter;

•	Interest expense of $854.4 million, with $212.3 million in the first quarter, inclusive of interest expense related to the financing obligations associated with our Master Leases;

•	Cash taxes of $16.8 million, with $5.0 million in the first quarter;

•	Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV of $3.7 million, with $1.1 million to be incurred in the first quarter;

•	Estimated non-cash stock compensation expenses of $14.0 million, with $3.5 million to be incurred in the first quarter;

•	LIBOR is based on the forward yield curve;

•	A diluted share count of approximately 119.0 million; and

•
There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

The guidance table below includes comparative prior period actual results.

	For the three months ending/ended March 31,		For the full year ending/ended December 31,
(in millions, except per share data, unaudited)	2019 Guidance	2018 Actual	2019 Guidance	2018 Actual
Net revenues	$1,301.4	$816.1	$5,207.7	$3,587.9

Net income (1)	$47.5	$45.4	$162.9	$93.5
Income tax expense (benefit)	17.1	15.7	58.1	(3.6)
Loss on early extinguishment of debt	—	0.9	—	21.0
Income from unconsolidated affiliates	(6.2)	(5.4)	(24.6)	(22.3)
Interest income (1)	(0.3)	(0.3)	(1.0)	(1.0)
Interest expense	212.3	115.8	854.4	539.4
Other expense	1.0	—	12.0	7.1
Operating income (1)	271.4	172.1	1,061.8	634.1
Rent expense associated with triple net operating leases (1)(2)	9.1	—	36.8	3.8
Charge for stock compensation	3.5	2.9	14.0	12.0
Cash-settled stock award variance (3)	—	(7.5)	—	(19.6)
Loss on disposal of assets	—	0.1	—	3.2
Contingent purchase price	0.4	1.1	1.4	0.5
Pre-opening and acquisition costs	—	6.1	—	95.0
Depreciation and amortization (1)	102.8	60.4	398.8	269.0
Provision for loan loss and unfunded loan commitments to the JIVDC, net of recoveries, and impairment losses	—	0.6	—	17.9
Insurance recoveries, net of deductible charges	—	—	—	(0.1)
Income from unconsolidated affiliates	6.2	5.4	24.6	22.3
Non-operating items for Kansas JV (3)	1.1	1.3	3.7	5.1
Adjusted EBITDAR	$394.5	$242.5	$1,541.1	$1,043.2
Less: Lease Payments (4)	(209.8)	(115.9)	(839.4)	(537.4)
Adjusted EBITDA, after Lease Payments	$184.7	$126.6	$701.7	$505.8

Diluted earnings per common share	$0.40	$0.48	$1.37	$0.93

(1)	Amounts do not include the impact of the adoption of the new accounting standard related to leases, Accounting Standards Codification (“ASC”) Topic 842, Leases.

(2)
During the three months and year ended December 31, 2018, the Company’s only triple net operating lease was the Meadows Lease. The three months and year ending December 31, 2019 also include the Margaritaville Lease, which is expected to be accounted for as an operating lease.

(3)	For a description of these items, see “Non-GAAP Financial Measures” section below.

(4)	The three months and year ending December 31, 2019 includes amounts paid to VICI under the Margaritaville Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
During the fourth quarter 2018, the Company made revisions to its reportable segments upon the consummation of the Pinnacle acquisition in order to maintain alignment with its internal organizational structure. Apart from the addition of the new properties, the most significant change was dividing the South/West segment into two separate reportable segments. The periods prior to October 15, 2018 have been restated to provide comparability, but do not reflect the pre-acquisition operating results of Pinnacle.

	Net Revenues		Operating Income (Loss)		Adjusted EBITDAR
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
(in thousands, unaudited)	2018	2017	2018	2017	2018	2017
Northeast segment (1)	$526,145	$425,762	$129,925	$100,974	$149,144	$128,045
South segment (2)	207,983	58,169	47,326	9,635	60,199	12,753
West segment (3)	146,602	93,373	34,752	(67,368)	42,422	16,134
Midwest segment (4)	264,661	180,231	75,275	43,278	93,212	57,269
Other (5)	9,878	11,501	(162,918)	(59,744)	(21,087)	(15,120)
Total	$1,155,269	$769,036	$124,360	$26,775	$323,890	$199,081

	Net Revenues		Operating Income (Loss)		Adjusted EBITDAR
	For the year ended December 31,		For the year ended December 31,		For the year ended December 31,
(in thousands, unaudited)	2018	2017	2018	2017	2018	2017
Northeast segment (1)	$1,891,514	$1,756,579	$514,290	$451,084	$583,791	$549,304
South segment (2)	394,351	224,247	97,862	51,501	118,962	62,580
West segment (3)	437,887	380,418	106,473	(57,282)	114,267	72,744
Midwest segment (4)	823,717	735,033	233,552	191,313	294,332	249,744
Other (5)	40,449	51,693	(318,085)	(190,902)	(68,111)	(55,223)
Total	$3,587,918	$3,147,970	$634,092	$445,714	$1,043,241	$879,149

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Meadows Racetrack and Casino, and Plainridge Park Casino. The financial information for the year ended December 31, 2018 also includes the Company’s Casino Rama management service contract, which terminated in July 2018. During the year ended December 31, 2018, net revenues were $46.8 million higher due to reimbursable costs associated with our management service contract for Casino Rama following the implementation of the new revenue standard (as defined below), effective January 1, 2018.

(2)
The South segment consists of the following properties: 1st Jackpot Casino (f/k/a Bally’s Casino Tunica), Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Resorts Casino Tunica. Beginning January 1, 2019, Margaritaville will also be included in the South segment in connection with the closing of the acquisition.

(3)
The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino. The financial information for the year ended December 31, 2018 also includes the Company’s investments in and the management contract of Hollywood Casino Jamul-San Diego, which terminated in July 2018.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, our management contract for Retama Park Racetrack, and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise been allocated to a property. For the three months and the year ended December 31, 2018, corporate overhead costs were $23.8 million and $80.1 million, respectively, compared to $17.9 million and $71.4 million for the corresponding prior year periods.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Adjusted EBITDAR and Adjusted EBITDA, after Lease Payments

	For the three months ended		For the year ended
(in thousands, unaudited)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$(42,036)	$(338,060)	$93,514	$473,463
Income tax expense (benefit)	(43,594)	252,134	(3,593)	(498,507)
Loss on early extinguishment of debt	17,192	573	20,964	23,963
Income from unconsolidated affiliates	(5,535)	(4,321)	(22,326)	(18,671)
Interest income	(269)	(367)	(1,005)	(3,552)
Interest expense	192,960	116,761	539,417	466,761
Other expense	5,642	55	7,121	2,257
Operating income	124,360	26,775	634,092	445,714
Rent expense associated with triple net operating lease	3,797	—	3,797	—
Charge for stock compensation	3,187	1,953	12,034	7,780
Cash-settled stock award variance	(18,257)	10,632	(19,611)	23,471
Loss (gain) on disposal of assets	(55)	70	3,168	172
Contingent purchase price	(1,289)	9,953	454	(6,840)
Pre-opening and acquisition costs	77,861	5,138	95,020	9,732
Depreciation and amortization	93,189	61,374	268,990	267,062
Provision for loan loss and unfunded loan commitments to the JIVDC, net of recoveries, and impairment losses (1)	34,288	77,858	17,921	107,810
Insurance recoveries, net of deductible charges	—	(289)	(68)	(289)
Income from unconsolidated affiliates	5,535	4,321	22,326	18,671
Non-operating items for Kansas JV	1,274	1,296	5,118	5,866
Adjusted EBITDAR	$323,890	$199,081	$1,043,241	$879,149
Less: Lease Payments	(190,417)	(114,532)	(537,447)	(455,439)
Adjusted EBITDA, after Lease Payments	$133,473	$84,549	$505,794	$423,710

(1)
We recorded an impairment on certain of our long-lived assets of $34.3 million during the three months ended December 31, 2018, offset by a loan loss recovery of $17.0 million that was recorded during the year ended December 31, 2018 on the sale of our Jamul loan, as compared to provisions of $77.9 million and $89.8 million for the three months and year ended December 31, 2017, respectively. The year ended December 31, 2017 also includes a goodwill impairment charge of $18.0 million.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except per share data, unaudited)	2018	2017	2018	2017
Revenues:
Gaming (1)	$928,938	$658,758	$2,894,861	$2,692,021
Food, beverage, hotel, and other (1)	226,331	148,009	629,733	601,731
Management service and licensing fees	—	2,845	6,043	11,654
Reimbursable management costs (1)	—	6,236	57,281	26,060
Revenues	1,155,269	815,848	3,587,918	3,331,466
Less: Promotional allowances (1)	—	(46,812)	—	(183,496)
Net revenues	1,155,269	769,036	3,587,918	3,147,970
Operating expenses
Gaming (1)	508,225	336,933	1,551,430	1,364,989
Food, beverage, hotel and other (1)	155,194	108,485	439,253	421,848
General and administrative	240,013	151,375	618,951	514,487
Depreciation and amortization	93,189	61,374	268,990	267,062
Reimbursable management costs (1)	—	6,236	57,281	26,060
Provision for loan loss and unfunded loan commitments to the JIVDC, net of recoveries, and impairment losses	34,288	77,858	17,921	107,810
Total operating expenses	1,030,909	742,261	2,953,826	2,702,256
Operating income	124,360	26,775	634,092	445,714
Other income (expenses)
Interest expense	(192,960)	(116,761)	(539,417)	(466,761)
Interest income	269	367	1,005	3,552
Income from unconsolidated affiliates	5,535	4,321	22,326	18,671
Loss on early extinguishment of debt	(17,192)	(573)	(20,964)	(23,963)
Other	(5,642)	(55)	(7,121)	(2,257)
Total other expenses	(209,990)	(112,701)	(544,171)	(470,758)
Income (loss) before income taxes	(85,630)	(85,926)	89,921	(25,044)
Income tax benefit (expense)	43,594	(252,134)	3,593	498,507
Net income (loss)	(42,036)	(338,060)	93,514	473,463
Less: Net loss attributable to non-controlling interest	5	—	5	—
Net income (loss) attributable to Penn National Gaming, Inc.	$(42,031)	$(338,060)	$93,519	$473,463

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.37)	$(3.72)	$0.96	$5.21
Diluted earnings (loss) per common share	$(0.37)	$(3.72)	$0.93	$5.07

Weighted average basic shares outstanding	113,581	90,827	97,105	90,854
Weighted average diluted shares outstanding	113,581	90,827	100,338	93,378

(1)
Penn National adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606” or the “new revenue standard”), on January 1, 2018 using the modified retrospective method which impacts the comparability of these line items. See the following page of this release for further details.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Information
2018 Impact of Adopting New Revenue Standard

(in thousands, unaudited)	For the Three Months Ended December 31, 2018, as Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)	For the Year Ended December 31, 2018, as Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)
Revenues
Gaming (1)(2)	$928,938	$1,025,305	$(96,367)	$2,894,861	$3,100,965	$(206,104)
Food, beverage, hotel and other (2)(4)	226,331	240,800	(14,469)	629,733	699,085	(69,352)
Management service and licensing fees	—	—	—	6,043	6,043	—
Reimbursable management costs (3)	—	—	—	57,281	10,459	46,822
Revenues	1,155,269	1,266,105	(110,836)	3,587,918	3,816,552	(228,634)
Less: Promotional allowances (2)	—	(97,075)	97,075	—	(236,766)	236,766
Net revenues	1,155,269	1,169,030	(13,761)	3,587,918	3,579,786	8,132

Operating expenses
Gaming (1)	508,225	512,572	(4,347)	1,551,430	1,554,245	(2,815)
Food, beverage, hotel and other (4)	155,194	165,337	(10,143)	439,253	476,545	(37,292)
General and administrative	240,013	240,013	—	618,951	618,951	—
Depreciation and amortization	93,189	93,189	—	268,990	268,990	—
Reimbursable management costs (3)	—	—	—	57,281	10,459	46,822
Provision for loan loss and unfunded loan commitments to the JIVDC, net of recoveries, and impairment losses	34,288	34,288	—	17,921	17,921	—
Total operating expenses	1,030,909	1,045,399	(14,490)	2,953,826	2,947,111	6,715
Operating income	$124,360	$123,631	$729	$634,092	$632,675	$1,417

(1)
The new revenue standard changed the accounting for loyalty rewards earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of the loyalty rewards as they are earned by our customers and recognize revenue when the rewards are redeemed. Prior to the adoption of ASC 606, the estimated liability for unredeemed rewards was accrued based on the estimated costs of the service or merchandise to be provided.

(2)
The new revenue standard changed the accounting for promotional allowances. The Company is no longer permitted to report revenue for goods and services provided to customers for free as an inducement to gamble as gross revenue with a corresponding reduction in promotional allowances to arrive at net revenues (discretionary comps). The new revenue standard requires complimentaries related to an inducement to gamble to be recorded as a reduction to gaming revenues, and as such promotional allowances are no longer netted on our consolidated statements of operations. In addition, ASC 606 changed the accounting for promotional allowances with respect to non-discretionary complimentaries (i.e., a customer’s redemption of loyalty points). Under ASC 606, the Company is no longer permitted to report revenue for goods and services provided to a customer resulting from loyalty reward redemptions with a corresponding reduction in promotional allowances to arrive at net revenue. As such, promotional allowances related to a customer’s redemption of loyalty rewards is no longer netted on our consolidated statements of operations. Lastly, ASC 606 required that goods and services provided to customers for free, whether through discretionary or non-discretionary comps, be recorded at their estimated standalone selling prices.

(3)
The new revenue standard changed the accounting for reimbursable costs associated with our former management service contract for Casino Rama (terminated in July 2018). Under ASC 606, reimbursable costs, which primarily consisted of payroll costs, must be recognized as revenue on a gross basis, with an offsetting amount charged to reimbursable management costs within operating expenses. Prior to the adoption of ASC 606, we recorded these reimbursable amounts on a net basis, and as such they were not recorded in revenues or operating expenses.

(4)
The new revenue standard changed the accounting for racing revenues. Under ASC 606, we are not the controlling entity to the arrangement(s), but rather function as an agent to the pari-mutuel pool. As such, fees and obligations related to the Company’s share of purse funding requirements, simulcasting fees, tote fees, certain pari-mutuel taxes and other fees directly related to our racing operations must be reported on a net basis and included as a deduction to food, beverage, hotel and other revenue. Prior to the adoption of ASC 606, we recorded these fees and obligations in food, beverage, hotel and other expense.

Selected Financial Information
Balance Sheet Data

(in thousands)	December 31, 2018	December 31, 2017
Cash and cash equivalents (1)	$479,598	$277,953

Bank debt (1)	$1,907,932	$730,788
Notes	399,332	399,249
Other long-term obligations (2)	104,964	120,200
Total traditional debt (3)	$2,412,228	$1,250,237

Traditional net debt	$1,932,630	$972,284

(1)	Includes a $100.0 million draw on our revolving credit facility in December 2018 in order to close the Margaritaville acquisition on January 1, 2019.

(2)
Other long-term obligations as of December 31, 2018 include $91.3 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.2 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(3)	Amounts are inclusive of debt discount and debt issuance costs of $41.2 million and $30.0 million, respectively.
Kansas Entertainment Distributions
The Company’s definition of Adjusted EBITDAR adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment.

	For the three months ended December 31,		For the year ended December 31,
(in thousands)	2018	2017	2018	2017
Cash flow distributions	$5,400	$4,750	$26,950	$25,950
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended December 31,		For the year ended December 31,
(in thousands)	2018	2017	2018	2017
Lease Payments (1)	$190,417	$114,532	$537,447	$455,439
Cash payments (refunds) related to income taxes, net	$630	$(21,615)	$24,418	$(43,067)
Cash paid for interest on traditional debt	$15,364	$7,356	$66,257	$54,785
Maintenance capital expenditures	$34,872	$27,597	$89,685	$74,228

(1)
Includes payments made to GLPI for the Master Leases, which are accounted for as financing obligations, and the Meadows Lease, which is a triple net operating lease. The three months and year ended December 31, 2018 include $70.3 million relating to the Pinnacle Master Lease and $5.6 million relating to the Meadows Lease.

Share Repurchase Activity
During the fourth quarter 2018, the Company repurchased a total of 2,299,498 shares of its common stock at an average price of $21.74 for $50.0 million pursuant to its share repurchase program that expired on February 1, 2019. In total, under this program, the Company repurchased 3,563,647 shares of its common stock for $74.8 million. All repurchased shares were retired.
On January 9, 2019, our Board of Directors approved a new $200 million share repurchase program, which is in effect until December 31, 2020.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Segment Information - Combined for Pinnacle Acquisition
Although Penn National did not own Pinnacle for the entirety of the periods and year presented below, the Company believes the following financial information is useful to investors to assess the value this transaction brings to the Company and its stakeholders.
The following financial information shows the Company’s reported results for the periods or year presented, the results of the acquired Pinnacle properties for the applicable pre-acquisition period or year presented, and the combined Company results as if the Pinnacle acquisition was completed at the beginning of the period or year presented. Combined Net Revenues and Combined Adjusted EBITDAR are non-GAAP financial measures. Further, the financial information below depicts the historical results of both Penn National and Pinnacle and do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transaction. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDAR; Lease Payments; Adjusted EBITDA, after Lease Payments; Combined Net Revenues; and Combined Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

	Net Revenues
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended December 31, 2018	For the period from October 1 through October 14, 2018	For the three months ended December 31, 2018	For the three months ended December 31, 2017 (2)
Northeast	$526,145	$18,185	$544,330	$425,762	$115,463	$541,225
South	207,983	25,211	233,194	58,169	184,083	242,252
West	146,602	9,173	155,775	93,373	60,132	153,505
Midwest	264,661	14,517	279,178	180,231	95,637	275,868
Other	9,878	258	10,136	11,501	1,403	12,904
Total	$1,155,269	$67,344	$1,222,613	$769,036	$456,718	$1,225,754

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended December 31, 2018	For the period from October 1 through October 14, 2018	For the three months ended December 31, 2018	For the three months ended December 31, 2017 (2)
Northeast	$149,144	$3,266	$152,410	$128,045	$21,016	$149,061
South	60,199	6,800	66,999	12,753	58,629	71,382
West	42,422	3,378	45,800	16,134	21,657	37,791
Midwest	93,212	5,107	98,319	57,269	36,475	93,744
Other	(21,087)	(3,290)	(24,377)	(15,120)	(15,349)	(30,469)
Total	$323,890	$15,261	$339,151	$199,081	$122,428	$321,509

	Net Revenues
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the year ended December 31, 2018	For the period from January 1 through October 14, 2018	For the year ended December 31, 2018	For the year ended December 31, 2017 (2)
Northeast	$1,891,514	$382,174	$2,273,688	$1,756,579	$483,276	$2,239,855
South	394,351	591,085	985,436	224,247	767,073	991,320
West	437,887	198,764	636,651	380,418	242,205	622,623
Midwest	823,717	304,901	1,128,618	735,033	390,422	1,125,455
Other	40,449	4,582	45,031	51,693	5,614	57,307
Total	$3,587,918	$1,481,506	$5,069,424	$3,147,970	$1,888,590	$5,036,560

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the year ended December 31, 2018	For the period from January 1 through October 14, 2018	For the year ended December 31, 2018	For the year ended December 31, 2017 (2)
Northeast	$583,791	$74,105	$657,896	$549,304	$92,494	$641,798
South	118,962	183,164	302,126	62,580	242,346	304,926
West	114,267	77,230	191,497	72,744	90,602	163,346
Midwest	294,332	113,722	408,054	249,744	146,977	396,721
Other	(68,111)	(46,078)	(114,189)	(55,223)	(61,760)	(116,983)
Total	$1,043,241	$402,143	$1,445,384	$879,149	$510,659	$1,389,808

	Net Revenues			Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended March 31, 2018
Northeast	$458,719	$119,726	$578,445	$144,977	$23,925	$168,902
South	63,330	190,093	253,423	21,118	61,707	82,825
West	97,966	59,646	157,612	23,931	22,565	46,496
Midwest	185,534	97,479	283,013	68,185	37,163	105,348
Other	10,536	1,110	11,646	(15,665)	(14,298)	(29,963)
Total	$816,085	$468,054	$1,284,139	$242,546	$131,062	$373,608

	Net Revenues			Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended June 30, 2018
Northeast	$465,285	$124,709	$589,994	$148,394	$26,228	$174,622
South	62,618	190,869	253,487	20,545	59,454	79,999
West	100,751	62,554	163,305	26,103	24,231	50,334
Midwest	188,162	95,938	284,100	67,543	35,592	103,135
Other	10,097	1,308	11,405	(15,479)	(14,055)	(29,534)
Total	$826,913	$475,378	$1,302,291	$247,106	$131,450	$378,556

	Net Revenues			Adjusted EBITDAR
	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined	Penn National, as Reported	Pinnacle, Pre- Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended September 30, 2018
Northeast	$441,365	$119,554	$560,919	$141,276	$20,686	$161,962
South	60,420	184,913	245,333	17,100	55,203	72,303
West	92,568	67,391	159,959	21,811	27,056	48,867
Midwest	185,360	96,967	282,327	65,392	35,860	101,252
Other	9,938	1,906	11,844	(15,880)	(14,435)	(30,315)
Total	$789,651	$470,731	$1,260,382	$229,699	$124,370	$354,069

(1)
The operating results of Pinnacle were derived from historical financial information of Pinnacle, adjusted to exclude the operating results of the four divested properties. In addition, the operating results of Pinnacle were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to the properties.

(2)	Both Penn National and Pinnacle adopted ASC 606 using a modified retrospective transition approach, which did not require that the prior periods be recast.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Combined Adjusted EBITDAR

	For the three months ended					For the year ended
(in thousands, unaudited)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$(42,036)	$36,125	$53,988	$45,437	$(338,060)	$93,514	$473,463
Income tax expense (benefit)	(43,594)	9,070	15,242	15,689	252,134	(3,593)	(498,507)
Loss on early extinguishment of debt	17,192	311	2,579	882	573	20,964	23,963
Income from unconsolidated affiliates	(5,535)	(5,696)	(5,734)	(5,361)	(4,321)	(22,326)	(18,671)
Interest income	(269)	(246)	(241)	(249)	(367)	(1,005)	(3,552)
Interest expense	192,960	114,844	115,873	115,740	116,761	539,417	466,761
Other expense (income)	5,642	1,435	48	(4)	55	7,121	2,257
Operating income	124,360	155,843	181,755	172,134	26,775	634,092	445,714
Pinnacle Adjusted EBITDAR, pre-acquisition (1)	15,261	124,370	131,450	131,062	122,428	402,143	510,659
Rent expense associated with triple net operating lease	3,797	—	—	—	—	3,797	—
Charge for stock compensation	3,187	2,915	3,003	2,929	1,953	12,034	7,780
Cash-settled stock award variance	(18,257)	(1,692)	7,800	(7,462)	10,632	(19,611)	23,471
Loss (gain) on disposal of assets	(55)	3,220	(52)	55	70	3,168	172
Contingent purchase price	(1,289)	407	202	1,134	9,953	454	(6,840)
Pre-opening and acquisition costs	77,861	5,187	5,879	6,093	5,138	95,020	9,732
Depreciation and amortization	93,189	56,852	58,559	60,390	61,374	268,990	267,062
Provision (recovery) for loan loss and unfunded loan commitments to the JIVDC and impairment losses	34,288	—	(16,985)	618	77,858	17,921	107,810
Insurance recoveries, net of deductible charges	—	—	(68)	—	(289)	(68)	(289)
Income from unconsolidated affiliates	5,535	5,696	5,734	5,361	4,321	22,326	18,671
Non-operating items for Kansas JV	1,274	1,271	1,279	1,294	1,296	5,118	5,866
Combined Adjusted EBITDAR (2)	$339,151	$354,069	$378,556	$373,608	$321,509	$1,445,384	$1,389,808

(1)
For the three months and year ended December 31, 2018, the Pinnacle Adjusted EBITDAR is for the periods from October 1, 2018 through October 14, 2018 and January 1, 2018 through October 14, 2018, respectively.

(2)	See the “Non-GAAP Financial Measures” section below for more information, including the definition of Combined Adjusted EBITDAR.

Non-GAAP Financial Measures
In addition to GAAP financial measures, Adjusted EBITDAR; Adjusted EBITDA, after Lease Payments; Combined Net Revenues; and Combined Adjusted EBITDAR are used by management as important measures of the Company’s operating performance and to compare operating results between accounting periods.

We define Adjusted EBITDAR as earnings before interest income and expense, income taxes, depreciation and amortization, rent expense associated with triple net operating leases, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, pre-opening and acquisition costs, and other income or expenses. Adjusted EBITDAR is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR excludes payments associated with our Master Leases with GLPI as these leases are accounted for as financing obligations. As of December 31, 2018, the Company’s only triple net operating lease, for purposes of this definition, was the Meadows Lease. However, beginning with the first quarter 2019, we expect that the Margaritaville Lease with VICI will be included in this definition.
In the fourth quarter 2018, in connection with the Pinnacle acquisition, we began utilizing Adjusted EBITDAR instead of Adjusted EBITDA. The difference between Adjusted EBITDAR and Adjusted EBITDA is the exclusion of rent expense associated with the Meadows Lease.
In the first quarter 2018, we changed the definition of Adjusted EBITDA to exclude pre-opening and acquisition costs and the variance between budget and actual expense for cash-settled stock-based awards, which are required to be re-measured at fair market value at the end of each reporting period. We decided to exclude pre-opening and acquisition costs to more closely align the Company’s calculation of Adjusted EBITDA with our competitors. We decided to exclude both the favorable and unfavorable difference between the budgeted expense and actual expense for our cash-settled stock-based awards due to its non-operational nature. In connection with these changes, we have reclassified our prior period results, where applicable, to conform to the current period presentation.
Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present Adjusted EBITDAR because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, other gaming companies also utilize Adjusted EBITDAR as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDAR calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDAR is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses Adjusted EBITDAR as an important measure of the operating performance of its segments, including the evaluation of operating personnel.
Adjusted EBITDA, after Lease Payments is defined as Adjusted EBITDAR less Lease Payments, which is defined as lease payments made to our REIT landlords under our triple net leases. Adjusted EBITDA, after Lease Payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of the Lease Payments to our REIT landlords. In addition, Adjusted EBITDA, after Lease Payments is the metric that our management team is measured against for incentive-based compensation purposes. As of December 31, 2018, the Company’s only REIT landlord under our triple net leases, for purposes of this definition, was GLPI as it pertains to both the Master Leases and the Meadows Lease. However, beginning with the first quarter 2019, we expect that the Margaritaville Lease with VICI will be included in this definition.
The Company defines Combined Net Revenues as net revenues of Penn National and Pinnacle assuming that Pinnacle was a part of Penn National during the historical periods beginning on January 1, 2017. The Company defines Combined Adjusted EBITDAR as Adjusted EBITDAR (as defined above) of Penn National and Pinnacle assuming that Pinnacle was a part of Penn National during the previous historical periods beginning on January 1, 2017.

Combined Net Revenues and Combined Adjusted EBITDAR are being presently solely as supplemental disclosure, as these are methods that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Net Revenues and Combined Adjusted EBITDAR are useful to investors because they are indicators of the strength and performance of the ongoing business and for evaluating the historical results of Penn National and Pinnacle on a combined basis assuming Pinnacle was a part of the Company for the historical periods beginning on January 1, 2017. Further, the combined company results depict the historical results of both Penn National and Pinnacle and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transaction.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212/231-2936. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. Reflecting the recent acquisitions of Pinnacle and Margaritaville, the Company operates 41 facilities in 18 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 50,000 gaming machines, 1,200 table games and 8,400 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition; expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital. As a result, actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our interactive gaming endeavors, risks related to the commencement of real money online gaming in the state of Pennsylvania, significant competition in the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed Pennsylvania casinos in York and Berks Counties, risks relating to construction, including the receipt of all requisite approvals, and our ability to achieve our expected budget, timeline and investment returns, including the ultimate location of other gaming facilities in the state; risks related to the integration of Pinnacle and the Margaritaville operations and the ability to realize the synergies as a result of the transactions, potential adverse reactions or changes to business or employee relationships, including those resulting from the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; and risks associated with increased leverage from the Pinnacle and Margaritaville transactions; with respect to our recently completed acquisition of the Margaritaville operations, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; with respect to the pending acquisition of the Greektown operations, the possibility that the proposed transaction does not close when expected or at all because all required regulatory or other approvals are not received or other conditions are not satisfied on a timeline basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; with respect to our sports betting operations, risks relating to entering into a new line of business, including our ability to establish relationships with key partners or vendors and generate sufficient returns on investment, as well as risks relating to potential legislation in various jurisdictions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.